Exhibit 99.1

NEWS RELEASE

CSL007013	07/25/07

Carlisle Companies Reports Second Quarter Earnings

CHARLOTTE, NORTH CAROLINA, July 25, 2007… Carlisle Companies Incorporated (NYSE:CSL) reported net sales of $793.9 million for the quarter ended June 30, 2007 which were 15% higher than net sales of $688.1 million in the second quarter of 2006.  Organic sales growth of 10% was due primarily to increased sales volume for the Construction Materials business.  Carlisle acquired Insulfoam, a leading manufacturer of block molded polystyrene insulation, on April 30, 2007.  Insulfoam, reported in the Construction Materials segment, contributed $34.9 million, or 4%, of net sales in the second quarter.  The impact of foreign currency exchange rates on net sales growth was less than 1% for the second quarter.

Net income from continuing operations was $55.7 million, or $0.89 per diluted share, for the second quarter 2007 as compared with $56.1 million, or $0.90 per diluted share, for the second quarter 2006.  Income from continuing operations for the second quarter 2007 included a charge of $2.9 million, or $0.05 per diluted share, related to the Company’s changes in executive management.

Carlisle also reported the pending sale of Icopal, the Company’s European roofing joint-venture.  The sale is expected to close on July 31, 2007.  The Company expects to realize a pre-tax gain of approximately $53.5 million on the sale and to receive approximately $137.0 million in proceeds during the second half of 2007.

Chairman, President and Chief Executive Officer David A. Roberts stated, “Despite strong sales growth in the second quarter, we are revising our full year income guidance from continuing operations to reflect softness in some of our end markets and one-time events.  Our revised guidance excludes Icopal’s forecasted earnings for the remainder of 2007, as well as the anticipated gain on the sale of the business.  Included is the full year after-tax expense of $4.4 million, or $0.07 per diluted share, associated with the changes in executive management.  Our full year guidance for income from continuing operations is in the range of $2.95 to $3.05 per diluted share as compared with the previous guidance of $3.15 to $3.25 per diluted share.”

“Even though we are revising our guidance, we are pleased that we grew our net sales by 15%,” said Roberts.  “Our Construction Materials business led the way with a record second quarter sales increase of 31% compared to 2006.  Strong aerospace demand contributed to a 28% increase in net sales for our high speed wire and cable business.

Offsetting that growth were the market challenges we face in our on-highway brake and refrigerated truck body businesses.”

Roberts went on to say, “While the 15% growth in sales in the quarter was very good, our earnings were less than we had planned as a result of non-operating charges, pricing pressure and escalating raw material costs.  We are confident sales growth will continue and that earnings for the second half of 2007 will compare favorably with earnings for the second half of 2006. ”

Construction Materials:  Growth in EPDM (synthetic rubber) and TPO (thermoplastic polyolefin) roofing systems as well as increased insulation volume contributed to record net sales of $383.1 million in the second quarter 2007.  The 31% increase over 2006 net sales of $292.9 million also included $34.9 million of net sales from the Insulfoam acquisition.  Second quarter 2007 earnings before interest and income taxes (“EBIT”) of $60.1 million were 25% higher than second quarter 2006 EBIT of $48.0 million.  Second quarter 2007 and 2006 EBIT included $2.0 million and $0.9 million, respectively, in pre-tax gains for proceeds received from the settlement of certain legal actions initiated by Carlisle.  Segment EBIT also reflects pre-tax income for the second quarter 2007 and 2006 related to the Company’s equity share of income at Icopal, of $1.5 million and $0.7 million, respectively.

Industrial Components:  Net sales of $222.6 million for the three months ended June 30, 2007 increased 4% compared with net sales of $214.7 million for the same period in 2006.  Increased sales volumes in the consumer lawn and garden market as well as higher selling prices to offset raw material cost increases, contributed to the improved net sales.  EBIT of $15.0 million in the second quarter of 2007 included approximately $3.0 million of charges for the closure and relocation of certain tire and wheel, and power transmission belt business operations.  EBIT of $23.1 million in the second quarter 2006 included a $5.6 million gain resulting from the curtailment of certain retiree medical benefits and a $1.5 million gain on the settlement of certain legal actions initiated by the Company.  The second quarter 2006 gains were partially offset by closure and relocation charges of $2.5 million.

Specialty Products: The Company’s braking business recorded net sales of $48.8 million for the second quarter 2007, a slight decrease compared with net sales of $49.0 million for the same period in 2006.  On-highway brake demand continues to be negatively impacted by the 2006 pre-buy of commercial trucks associated with certain regulatory emission changes.  Second quarter 2007 EBIT of $0.7 million compared with second quarter 2006 EBIT of $7.6 million.  The decline in on-highway brake volume contributed to the year-over-year decline in EBIT as did a charge of $4.7 million related to the facility and management transition of the Company’s U.K. off-highway braking business from the seller’s manufacturing location.

Transportation Products: Second quarter 2007 net sales of $49.0 million increased slightly over net sales of $48.3 million in 2006.  Second quarter 2007 EBIT of $7.6 million decreased 19% compared with 2006 EBIT of $9.4 million.  Increased raw material costs and higher overhead costs associated with recent capacity expansion at the Company’s Fargo, North Dakota and Brookeville, Pennsylvania facilities contributed to the decline in EBIT.

General Industry: Net sales of $90.4 million in the second quarter of 2007 increased 9% over 2006 second quarter net sales of $83.2 million.  EBIT in the second quarter of 2007 of $10.4 million increased 79% over EBIT of $5.8 million for the same period of 2006.  The wire and cable business experienced significant sales and earnings growth on strong aerospace and RF/microwave sales.  A charge of $2.5 million in the second quarter 2006 for the termination of a supply agreement in the wire and cable business also contributed to the significant improvement in EBIT.  Competitive share gains contributed to a 9% year-over-year increase in net sales for the Company’s foodservice business.  The increase in net sales along with reduced operating costs contributed to a 14% improvement in year-over-year EBIT for the foodservice business.  The refrigerated truck body business continues to experience unfavorable net sales and earnings comparisons to the prior year.  Chassis delivery delays contributed to lower net sales and EBIT.  The decrease is also partially attributable to reduced fleet sales as some customers increased total 2006 capital spending in advance of certain regulatory emissions changes that were effective January 1, 2007.

Corporate

Corporate pre-tax expense of $13.8 million for the second quarter 2007 compared with pre-tax expense of $7.3 million for the same period 2006.  The increase in expense included pre-tax costs of $4.3 million related to the change in executive management and $1.1 million for a terminated acquisition initiative.  Second quarter 2006 pre-tax expense was reduced by $2.0 million for the favorable resolution of certain legal matters.

Discontinued Operations

The loss from discontinued operations for the second quarter 2007 of $2.3 million, or $0.04 per diluted share, compared with income for the second quarter 2006 of $1.0 million, or $0.02 per diluted share.  The second quarter 2007 loss is primarily due to the write down of certain assets associated with the Company’s decision to exit and sell its custom thermoset products molding operation which was previously reported in the Company’s Specialty Products segment.

Net Income

Net income for the second quarter 2007 was $53.4 million, or $0.85 per diluted share, compared to $57.1 million, or $0.92 per diluted share, for the second quarter 2006.  The after-tax charge of $2.9 million related to the changes in executive management, the after-tax charge of $4.7 million for the transition of the Company’s U.K. off-highway braking business and the loss from discontinued operations of $2.3 million contributed to the year-over-year decrease in net income.  These second quarter 2007 charges were partially offset by $4.6 million for the recovery of previously reserved interest income associated with loans to Icopal.  Net income for the second quarter 2006 included an after-tax gain of $3.7 million resulting from the curtailment of certain retiree medical benefits.

Cash Flow

Cash flow provided by operations of $190.8 million for the six months ended June 30, 2007 compared with $56.1 million provided by operations for the same period in 2006.  Operating cash flow for 2007 was positively impacted by a $150.0 million increase in the utilization of the Company’s securitization program.  Cash used in investing activities was $219.5 million in 2007 compared to $47.3 million in 2006.  Capital expenditures of $40.0 million in 2007 compared with $51.6 million in 2006 as the Company has completed construction of the majority of its new production facilities for the Construction Materials segment.  Net cash used for investing activities in 2007 included $183.3 million for the acquisition of Insulfoam and the acquisitions of manufacturing operations in China for Carlisle’s specialty tire and wheel business and wire and cable business.  Net cash flow used in financing activities of $90.7 million in 2007 included the retirement of $150.0 million in senior notes.

Conference Call and Webcast

The Company will discuss second quarter 2007 results on a conference call for investors on Wednesday, July 25, 2007 at 11:00 a.m. Eastern.  The call may be accessed live at http://www.carlisle.com/investors/conference_call.html, or the taped call may be listened to shortly following the live call at the same website location until August 8, 2007.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the construction materials, commercial roofing, specialty tire and wheel, power transmission, heavy-duty brake and friction, heavy-haul truck trailer, refrigerated truck body, foodservice, and aerospace and test and measurement industries.

CONTACT:	Carol P. Lowe
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

Financial Results

For the periods ended June 30

(In millions, except per share data)

(Unaudited)

	Second Quarter			Six Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$793.9	$688.1	15%	$1,422.8	$1,305.4	9%

Income from continuing operations	$55.7	$56.1	-1%	$89.4	$95.8	-7%

(Loss) income from discontinued operations	(2.3)	1.0	NM	0.8	2.9	NM

Net income	$53.4	$57.1	-7%	$90.2	$98.7	-9%

Basic earnings per share
Continuing operations	$0.90	$0.92	-2%	$1.45	$1.57	-8%
Discontinued operations	(0.04)	0.01	NM	0.01	0.05	NM
Net income	$0.86	$0.93	-8%	$1.46	$1.62	-10%
Diluted earnings per share
Continuing operations	$0.89	$0.90	-1%	$1.43	$1.54	-7%
Discontinued operations	(0.04)	0.02	NM	0.01	0.05	NM
Net income	$0.85	$0.92	-8%	$1.44	$1.59	-9%

SEGMENT FINANCIAL DATA (Continuing Operations)

(In millions)

Second Quarter	2007			2006*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$383.1	$60.1	15.7%	$292.9	$48.0	16.4%
Industrial Components	222.6	15.0	6.7%	214.7	23.1	10.8%
Specialty Products	48.8	0.7	1.4%	49.0	7.6	15.5%
Transportation Products	49.0	7.6	15.5%	48.3	9.4	19.5%
General Industry	90.4	10.4	11.5%	83.2	5.8	7.0%
Subtotal	793.9	93.8	11.8%	688.1	93.9	13.6%
Corporate	—	(13.8)		—	(7.3)
Total	$793.9	$80.0	10.1%	$688.1	$86.6	12.6%

Six Months	2007			2006*
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Construction Materials	$609.4	$81.1	13.3%	$520.8	$83.0	15.9%
Industrial Components	452.2	39.6	8.8%	438.8	44.4	10.1%
Specialty Products	95.5	3.0	3.1%	92.8	8.9	9.6%
Transportation Products	95.6	14.4	15.1%	92.6	16.5	17.8%
General Industry	170.1	17.6	10.3%	160.4	13.7	8.5%
Subtotal	1,422.8	155.7	10.9%	1,305.4	166.5	12.8%
Corporate	—	(22.4)		—	(16.5)
Total	$1,422.8	$133.3	9.4%	$1,305.4	$150.0	11.5%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, the stock split and to conform with the 2007 segment presentation.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In thousands except per share data)

(Unaudited)

	Second Quarter			Six Months
	2007	2006*	% Change	2007	2006*	% Change
Net sales	$793,860	$688,111	15.4%	$1,422,758	$1,305,448	9.0%
Cost and expenses:
Cost of goods sold	629,220	539,625	16.6%	1,133,629	1,029,466	10.1%
Selling and administrative expenses	75,516	60,006	25.8%	144,520	120,622	19.8%
Research and development expenses	4,275	3,703	15.4%	8,674	7,590	14.3%
Other (income) expense, net	4,891	(1,797)	NM	2,645	(2,260)	NM

Earnings before interest & income taxes	79,958	86,574	-7.6%	133,290	150,030	-11.2%

Interest (income) expense, net	(1,928)	5,363	-136.0%	2,129	9,619	-77.9%

Earnings before income taxes	81,886	81,211	0.8%	131,161	140,411	-6.6%

Income taxes	26,209	25,083	4.5%	41,730	44,660	-6.6%

Income from continuing operations	55,677	56,128	-0.8%	89,431	95,751	-6.6%
Percent of net sales	7.0%	8.2%		6.3%	7.3%

(Loss) income from discontinued operations	(2,289)	983	NM	792	2,957	NM

Net income	$53,388	$57,111	-6.5%	$90,223	$98,708	-8.6%

Basic earnings per share
Continuing operations	$0.90	$0.92	-2.2%	$1.45	$1.57	-7.6%
Discontinued operations	(0.04)	0.01	NM	0.01	0.05	NM
Basic earnings per share	$0.86	$0.93	-7.5%	$1.46	$1.62	-9.9%

Diluted earnings per share
Continuing operations	$0.89	$0.90	-1.1%	$1.43	$1.54	-7.1%
Discontinued operations	(0.04)	0.02	NM	0.01	0.05	NM
Diluted earnings per share	$0.85	$0.92	-7.6%	$1.44	$1.59	-9.4%

Average shares outstanding (000’s) — basic	61,810	61,280		61,733	61,086
Average shares outstanding (000’s) — diluted	62,625	62,118		62,595	62,020

Dividends	$8,380	$7,704		$16,759	$15,360
Dividends per share	$0.135	$0.125	7.9%	$0.270	$0.250	8.0%

* 2006 figures have been revised to reflect the change in method of accounting for inventory, discontinued operations, and the stock split.

NM = Not Meaningful

CARLISLE COMPANIES INCORPORATED
Comparative Condensed Consolidated Balance Sheet
(In thousands)

(Unaudited)

	June 30,	December 31,
	2007	2006*
Assets
Current Assets
Cash and cash equivalents	$24,701	$144,029
Receivables	338,644	353,108
Inventories	470,886	450,005
Prepaid expenses and other	56,190	54,891
Current assets held for sale	4,732	5,477
Total current assets	895,153	1,007,510
Property, plant and equipment, net	530,501	458,480
Other assets	509,973	436,869
Non-current assets held for sale	2,926	4,227
Total Assets	$1,938,553	$1,907,086

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$72,865	$151,676
Accounts payable	166,944	142,405
Accrued expenses	161,798	175,849
Current liabilities associated with assets held for sale	613	912
Total current liabilities	402,220	470,842
Long-term debt	271,203	274,658
Other liabilities	200,639	194,264
Shareholders’ equity	1,064,491	967,322
Total Liabilities and Shareholders’ Equity	$1,938,553	$1,907,086

*                    2006 figures have been revised to reflect the change in accounting for inventory, retained earnings adjustments from the adoption of FIN 48 and discontinued operations.

CARLISLE COMPANIES INCORPORATED

Comparative Condensed Consolidated Statement of Cash Flows
For the Six Months Ended June 30

(In thousands)

(Unaudited)

	2007	2006*
Operating activities
Net income	$90,223	$98,708
Reconciliation of net earnings to cash flows:
Depreciation and amortization	32,375	28,381
Non-cash compensation	9,236	3,902
Excess tax benefits from share based compensation	(2,995)	(3,768)
Loss on equity investments	609	2,192
Loss on writedown of assets	3,740	1,245
Deferred taxes	1,372	2,611
(Gain) loss on investments, property and equipment, net	(4,575)	959
Receivables under securitization program	150,000	(4,900)
Working capital	(88,969)	(72,241)
Other	(265)	(968)
Net cash provided by operating activities	190,751	56,121
Investing activities
Capital expenditures	(39,977)	(51,632)
Acquisitions, net of cash	(183,325)	—
Proceeds from investments, property and equipment, net	4,015	3,197
Other	(169)	1,086
Net cash used in investing activities	(219,456)	(47,349)
Financing activities
Net change in short-term debt and revolving credit lines	(83,298)	(15,557)
Proceeds from long-term debt	485	—
Reductions of long-term debt	—	(910)
Dividends	(16,759)	(15,360)
Excess tax benefits from share based compensation	2,995	3,768
Treasury shares and stock options, net	5,915	11,567
Net cash used in financing activities	(90,662)	(16,492)
Effect of exchange rate changes on cash	39	(752)
Change in cash and cash equivalents	(119,328)	(8,472)
Cash and cash equivalents
Beginning of period	144,029	38,745
End of period	$24,701	$30,273

*                    2006 figures have been revised to reflect the change in method of accounting for inventory and to reflect discontinued operations.